EXHIBIT 21


                 KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES


                                  SUBSIDIARIES



                                            State or Country          Percent
            Name of Subsidiary              of Incorporation           Owned

Kerr-McGee Chemical Corporation                 Delaware                100%
Kerr-McGee China Petroleum Ltd.                 Bahamas                 100%
Kerr-McGee Coal Corporation                     Delaware                100%
Kerr-McGee Credit Corporation                   Delaware                100%
Kerr-McGee Oil (U.K.) PLC                       England                 100%


        A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 1996.